Exhibit 99.1

RRD ANNOUNCES ACTIONS TO ADDRESS IMPACT OF COVID-19 PANDEMIC

April 6, 2020

•	Increases Cash On Hand to $460 Million
•	Temporarily Suspends Quarterly Dividend
•	Withdraws Full Year 2020 Guidance

CHICAGO—(BUSINESS WIRE)— R.R. Donnelley & Sons Company (“RRD” or the “Company”) (NYSE: RRD), a leading global provider of multichannel solutions for marketing and business communications, today announced a series of actions to protect employees, meet client commitments, and preserve financial flexibility in response to the COVID-19 crisis.

“The COVID-19 pandemic has created tremendous business challenges for companies around the world, including many of our clients across the broad number of industries we serve,” said Dan Knotts, RRD President and Chief Executive Officer. “We have activated our business continuity plans and are leveraging our strong supply chain partnerships to continue to meet the ongoing needs of our 50,000 global clients. To date, with the exception of a few small facilities in the Caribbean, all of our printing and distribution operations have been classified as essential and therefore remain open. We also have more than 10,000 employees set up to work from home, including those providing critical services to our clients.”

“As this crisis continues to evolve, we are taking proactive measures that better position us to manage through the growing impact,” Knotts continued. “Protecting the health and safety of our colleagues is our highest priority, and we are continually evolving our policies and procedures to adhere to the latest best practices being provided by the Centers for Disease Control (“CDC”) and World Health Organization (“WHO”). We have also taken prudent and decisive actions to maintain our financial flexibility and liquidity as we weather this unprecedented event.”

RRD has taken the following actions in response to the COVID-19 pandemic:

Protecting Employees:

•	Developed a cross-functional Task Force fully committed to the development of safety measures, policies and communications

•	Suspended all international and domestic business travel

•	Implemented flexible working policies, including telecommuting and staggered shifts, while allowing for voluntary leaves of absence

•	Enforcing social distancing policies within manufacturing facilities

•	Provided training for adherence to personal hygiene best practices in line with CDC and WHO guidelines

•	Disseminated site leader training to reinforce best practices across all of our facilities

Business Actions:

•	Executed an employee furlough program with RRD paid medical benefits

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Temporarily closing production facilities most heavily impacted by client volume decreases; Leveraging manufacturing scale and global footprint to shift production in order to lower costs while continuing to meet client requirements

•	Suspended 2020 employee merit increases across all levels of the Company

•	Accelerated cost reduction initiatives while continuing to assess opportunities for further reductions

•	Delayed capital projects and reducing consulting and other discretionary spend

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Increased borrowings under the revolving credit facility as a proactive measure to preserve financial flexibility; total borrowings under the revolving credit facility were $450 million and cash on hand was approximately $460 million as of March 31, 2020

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Opportunistically repurchased in late March and early April $51 million of senior notes and debentures coming due in mid-2020 and early 2021 to further reduce principal and interest payments; 2021 maturities are now reduced to $178 million

Despite the negative impact of COVID-19 on RRD’s business in the first quarter, which was primarily experienced across its China operations, 2020 was off to a strong start. The Company expects to report increases in adjusted income from operations, adjusted earnings per share, and operating cash flow, with lower capital spending, versus the prior year quarter. However, due to the significant uncertainties related to the impact that COVID-19 will have on RRD’s businesses for the balance of the year, the Company is withdrawing its 2020 full year financial guidance. In addition, the Board of Directors has made the decision to temporarily suspend its quarterly dividend effective immediately.

Knotts added, “RRD’s history extends more than 150 years, and during that time we have overcome many national and global crises, just as we will overcome this challenge. Through it all, our teams are operating with a high level of integrity and are upholding the values that have successfully guided us throughout our rich history. We will continue to protect our employees, innovate for our clients, and protect the interests of our stakeholders during this unprecedented time.”

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 36,400 employees across 29 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company’s web site at www.rrd.com.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RRD’s filings with the SEC. RRD disclaims any obligation to update or revise any forward-looking statements.

Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Source: RRD